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                                                                   Exhibit 23.1


                      Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of our report dated July 24, 1996 on the financial statements of Strategic Diagnostics Inc. for the years ended December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in Registration Statement File No. 333-17505. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.


                             /s/ Arthur Andersen LLP


Philadelphia, Pa.,
   January 14, 1997